Exhibit 10.5A

Portions of this exhibit (indicated by “[**]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. Schedules and similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

THIRD AMENDMENT TO DEVELOPMENT AND LICENSE AGREEMENT

THIS THIRD AMENDMENT TO DEVELOPMENT AND LICENSE AGREEMENT (the “Third Amendment”) is entered into effective as of March 20, 2018, (the “Third Amendment Effective Date”) between AMYLIN PHARMACEUTICALS, LLC, a Delaware limited liability corporation having a principal place of business at 9360 Towne Centre Drive, San Diego, CA 92121 (“Amylin”), and ALKERMES PHARMA IRELAND LIMITED, a private limited company incorporated in Ireland (registered number 448848) having a registered address at Connaught House, 1 Burlington Road, Dublin 4, Ireland (“APIL”) who is the successor-in-interest to ALKERMES CONTROLLED THERAPEUTICS INC. II (“ACTII”). Amylin and APIL are referred to herein collectively as “Parties” and individually as a “Party”.

WHEREAS, APIL and Amylin are parties to that certain Development and License Agreement dated May 15, 2000, as amended on October 24, 2005 and July 17, 2006 (the “Agreement”); and

WHEREAS, APIL and Amylin are also parties to a Technology Transfer and Construction Management Agreement dated October 24, 2005, as amended (the “Tech Transfer Agreement”); and

WHEREAS,, the Parties desire to amend the Agreement as set forth in this Third Amendment.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1.
Definitions.

1.1
All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Agreement or the Tech Transfer Agreement, as applicable.

1.2
1.2 Section 1.4 of the Agreement is hereby amended and restated in its entirety as follows:

“1.4 “Affiliates” means any entity controlled by, controlling or under common control of any entity. For purposes of this Section 1.4, the term “under common control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management of policies of such entity, whether through the ownership of voting securities, by contract, or otherwise. For clarity, unless otherwise expressly provided to the contrary herein, AstraZeneca Pharmaceuticals LP and AstraZeneca UK Limited shall be deemed to be Affiliates of Amylin for purposes of this Agreement from and after February 1, 2014.”

1.3
1.3 Section 1.5 of the Agreement is hereby amended and restated in its entirety as follows:

“1.5 “Amylin Patents and Proprietary Information” means (i) the patents and patent applications necessary or useful in the development of a product in the Field under this Agreement, initially AC2993, together with any patents resulting therefrom, including divisionals, continuations, continuations-in-part, continued prosecution applications, reissues, re-examinations, extensions of term, substitutions, revalidations, renewals, supplemental protection certificates, registrations and confirmations thereof, (ii) the proprietary information, including data, results, knowledge, materials, compositions, formulas, specifications, designs, devices, methods, processes and techniques, whether patentable or not, developed, conceived, discovered, synthesized or acquired by or on behalf of Amylin, and/or its Affiliates, necessary or useful in the development of a product in the Field under this Agreement, initially AC2993, and (iii) the Suspension Patents.”

1.4
1.4 Section 1.24 of the Agreement is hereby amended and restated in its entirety as follows:

“1.24 “Product” means any (a) Field Product the manufacture, use, sale, offer for sale, or import of which but for the licenses granted in this Agreement, would infringe a Valid Claim of any of the ACTII Patents or (b) Oil-Based Product.”

1.5
1.5 Section 1 of the Agreement is hereby amended to include new Sections 1.47, 1.48, 1.49 and 1.50 as follows:

“1.47 “Amylin System Know-How” means any and all confidential information, data or knowledge developed, conceived, discovered, synthesized or acquired, in each case by or on behalf of Amylin involving any use of the System or any System formulations, including, without limitation any know-how, trade secrets, proprietary information, results, materials, compositions, formulas, specifications, designs, devices, methods, processes or techniques, whether patentable or not. Amylin System Know-How does not include Suspension Patents.”

“1.48 “Oil-Based Product” means, except for Exenatide LAR and Four-Week Exenatide LAR, any Field Product the manufacture, use, sale, offer for sale, or import of which is covered by a Valid Claim of any of the Suspension Patents.”

“1.49 “Suspension Patents” means (i) the patent applications listed in Exhibit A hereto, (ii) any patents resulting from the patent applications described in clause (i) hereof, and (iii) any divisionals, continuations, continuations-in-part, continued prosecution applications, reissues, re-examinations, extensions of term, substitutions, revalidations, renewals, supplemental protection certificates, registrations or confirmations to any one of the foregoing patent applications and patents described in clauses (i) and (ii) hereof. The Suspension Patents shall be owned by Amylin.”

“1.50 “Unit” means one (1) week of therapy of any Product. For example, a formulation of the BYDUREON® Pen, which would be dispensed to fulfill a twenty eight

(28)-day supply, contains four (4) Dual Chamber Pens, and accordingly such formulation represents four (4) Units for purposes of Section 3.5.”

2.
License Grants.

2.1
Section 2.1 of the Agreement is hereby amended to include subsection (d) as follows:

“(d) Subject to the limitations, terms and conditions set forth in this Agreement, Amylin hereby grants to ACTII an exclusive (even as to Amylin), worldwide, irrevocable, perpetual, royalty-free, fully paid-up, sublicensable (through multiple tiers) license under the Suspension Patents and Amylin System Know-How for all purposes outside the Field.”

3.
Payments to ACTII.

3.1
Section 3.4 of the Agreement is hereby amended and restated in its entirety as follows:

“3.4 Payment for Four-Week Exenatide LAR. According to Section 6, Amylin shall pay to ACTII a transfer price based on Net Sales of all Four-Week Exenatide LAR manufactured by ACTII. For all Four-Week Exenatide LAR that is not manufactured by ACTII and is instead manufactured by a third party pursuant to Section 6.2 (“Failure to Supply”), below, Amylin shall pay to ACTII a royalty on Net Sales at the rate of [**] percent ([**]%). For all Four-Week Exenatide LAR that is not manufactured by ACTII and is instead manufactured by a third party pursuant to Section 6.3 (“Second Source”), below, Amylin shall pay to ACTII a royalty on Net Sales at the rate of [**] percent ([**]%). The royalty payable under this Section 3.4 will be payable only once with respect to a particular sale of Four-Week Exenatide LAR regardless of there being more than one Valid Claim of an ACTII Patent and/or Suspension Patent applicable to such Product.”

3.2
Section 3.5 of the Agreement is hereby amended and restated in its entirety as follows:

“3.5 Royalties on Products Not Manufactured by ACTII.

“(a) Until December 31st of the tenth full calendar year following the year in which the First Commercial Sale of Exenatide LAR occurs, Amylin shall pay to ACTII a royalty on Net Sales of Exenatide LAR at the following rates: (i) eight percent (8%) of Net Sales of the first 40,000,000 Units of Exenatide LAR sold or commercially disposed of for value during any full calendar year, or portion thereof, during such period and (ii) five and one-half percent (5.5%) of Net Sales of the remaining Units of Exenatide LAR sold or commercially disposed of for value during such full calendar year, or portion thereof, during such period.

(b) Until December 31st of the tenth full calendar year following the year in which the First Commercial Sale of Exenatide LAR occurs, Amylin shall pay to ACTII a royalty on Net Sales of Oil-Based Products at the following rates: (i) eight percent (8%) of Net Sales of the first 40,000,000 Units of Oil-Based Products sold or commercially disposed of for value during any full calendar year, or portion thereof, during such period and (ii) five and one-half percent (5.5%) of Net Sales of the remaining Units of Oil-Based Products sold or commercially disposed of for value during such full calendar year, or portion thereof, during such period.

(c) Except as otherwise provided in this Agreement and after the periods defined in Section 3.5 (a) – (b), Amylin shall pay to ACTII a royalty on Net Sales of Products not manufactured by ACTII at the rate of five and one-half percent (5.5%).

The royalties payable under Section 3.5 (a) – (c) will be payable only once with respect to a particular sale of a Product regardless of there being more than one Valid Claim of an ACTII Patent and/or Suspension Patent applicable to such Product.”

3.3
Section 3.6(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) [**]”

3.4
Section 3.6(d) of the Agreement is hereby amended and restated in its entirety as follows:

“(d) Termination of Obligation to Pay Royalties.

(i)
Notwithstanding anything in this Agreement to the contrary, Amylin’s obligations to pay royalties on Net Sales of a Product (except for an Oil-Based Product) shall cease on a country-by-country basis upon the later of (A) ten (10) years from first commercial sale of Product (except for an Oil-Based Product), and (B) the expiration or invalidation of the last Valid Claim of all patents within the ACTII Patents covering Product in such country.

(ii)
Notwithstanding anything in this Agreement to the contrary, Amylin’s obligations to pay royalties on Net Sales of an Oil-Based Product shall cease on a country-by-country basis upon ten (10) years from first commercial sale of such Oil-Based Product in such country.”

4.
Term; Termination.

4.1
Section 9.1 of the Agreement is hereby amended and restated in its entirety as follows:

“9.1 Term; Expiration at Full Term. This Agreement shall commence as of the Effective Date hereof and, unless terminated in accordance with this Section 9, will continue until the expiration of the last royalty payable by Amylin pursuant to Section 3.6(d). Upon expiration of this Agreement under this Section 9.1, all license rights and covenants granted pursuant to this Agreement, other than those granted pursuant to Sections 2.1(c) and 2.1(d), shall become non-exclusive, worldwide, fully paid-up licenses.”

4.2
Section 9.2(c) of the Agreement is hereby amended and restated in its entirety as follows:

“(c) Licenses Terminated. Upon termination by Amylin under this Section 9.2, all license rights and covenants granted under this Agreement, other than those granted pursuant to Sections 2.1(c) and 2.1(d), shall automatically terminate and revert in their entirety back to the granting party.”

4.3
Section 9.3 of the Agreement is hereby amended and restated in its entirety as follows:

“9.3 Breach. Any material breach by either Party of its material obligations contained in this Agreement shall entitle the other Party (the “Non-Defaulting Party”) to give to the Party in default (the “Defaulting Party”) written notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within sixty (60) days after the receipt of such notice, the Non-Defaulting Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, by law or in equity, immediately to terminate this Agreement by giving written notice to the Defaulting Party. Any dispute between the Parties to be resolved under this Agreement as to whether a product is covered by a Valid Claim of any ACTII Patent or Suspension Patent shall not be grounds for termination. If ACTII terminates this Agreement under this Section 9.3 due to Amylin’s breach, all license rights granted by ACTII under this Agreement shall automatically terminate and revert in their entirety back to ACTII. If Amylin terminates this Agreement under this Section 9.3 due to ACTII’s breach, then Amylin’s licenses and covenants granted pursuant to Sections 2.1(a), 2.1(c) and 2.1(d) shall survive and Amylin shall owe ACTII [**]% of the royalty on Net Sales of Products that would have otherwise been owed under this Agreement pursuant to Section 3.5, above.”

4.4
Section 9.6 of the Agreement is hereby amended and restated in its entirety as follows:

“9.6 Accrued Rights; Survival. Termination of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination. Such termination shall not relieve either Party from obligations including those under the following provisions which shall survive termination of this Agreement, Sections 2.1(c) and (d), 3.6(b), (c), and (e), 4.7(d) and (d), 8, 9, 10.1, 11, 12.1, 12.8 and 12.17, or any other obligations which are expressly indicated to survive termination of this Agreement.”

5.
Prosecution and Maintenance of Patents.

5.1
Section 10.2 of the Agreement is hereby amended to include subsections (d) and (e) as follows:

“(d) Amylin’s Obligations to Prosecute. Amylin shall file and control prosecution and maintenance of the Suspension Patents and be responsible for related interference, opposition, post-grant review and reexamination proceedings in accordance with reasonable commercial standards and reasonable principles of intellectual property protection, all at Amylin’s expense. Amylin shall provide ACTII with copies of all substantive and draft communications between Amylin and applicable patent offices regarding the Suspension Patents sufficiently in advance of filing so that ACTII may have the opportunity to comment thereon, and at least 30 days prior to the contemplated filing date whenever possible. Any reasonable requests made by ACTII pertaining to such drafts shall be reflected in such drafts, provided that ACTII provides such input to Amylin sufficiently in advance of such proposed submission date to permit inclusion therein. Each Party shall be responsible for payment of the service fees and other fees and expenses charged by its own outside counsel in connection with such prosecution.

(e) ACTII’s Standby Filing Rights. If Amylin elects not to continue prosecution or maintenance of patent protection for any Suspension Patents at all or in any particular country, Amylin shall provide ACTII with prompt notice of such election, and ACTII may file and control the prosecution and maintenance of such Suspension Patents, at ACTII’s expense, with respect to such Suspension Patents everywhere or in any particular country, as the case may be. In the event ACTII elects to prosecute or maintain such Suspension Patents, Amylin will grant any necessary authority to ACTII to do so everywhere or in any particular country, as appropriate, and will cooperate as is reasonable, at ACTII’s expense, with ACTII’s prosecution and maintenance efforts.”

6.
Infringement by Third Parties.

6.1
Section 10.3(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Notice. Any Party learning of (i) any activities of a third party which are believed to infringe or misappropriate the ACTII Patents or patents that claim Joint Inventions in the Field, (ii) any activities of a third party which are believed to infringe or misappropriate any Suspension Patent, or (iii) any claim of a third party that any of the ACTII Patents or Suspension Patents are invalid or unenforceable shall promptly notify the other Party of such activities or such claim.”

6.2
Section 10.3 of the Agreement is hereby amended to include subsection (d) as follows:

“(d) Infringement of Suspension Patents. Amylin shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any infringement or misappropriation of any of the Suspension Patents both inside the Field and outside the Field by counsel of its own choice and at Amylin’s expense. If Amylin fails to bring an action or proceeding within a period of ninety (90) days after receiving written notice from ACTII or otherwise having knowledge of infringement of Suspension Patents outside the Field (or at least twenty (20) days before the expiration of any time limit set forth under 21 U.S.C. §355), then ACTII shall have the right to bring and control any such action by counsel of its own choice and at ACTII’s expense. If ACTII reasonably determines that Amylin is an indispensable party to the action, Amylin hereby consents to be joined. In such event, Amylin shall have the right to be represented in that action by counsel of its own choice and at Amylin’s expense. No settlement, consent judgment or other voluntary final disposition of a suit under this Section 10.3(d) may be entered into without the joint consent of Amylin and ACTII (which consent shall not be unreasonably withheld). If Amylin fails to bring action and ACTII brings action, any damages or other monetary awards recovered by ACTII shall be applied pro-rata to defray the reasonable costs and expenses incurred in the action by both Parties. If any balance remains it shall be allocated to ACTII.”

7.
Indemnification.

7.1
Section 11.1 of the Agreement is hereby amended and restated in its entirety as follows:

“11.1 Indemnification by Amylin. Amylin hereby agrees to indemnify and hold harmless ACTII and its Affiliates and each of their respective agents, employees, officers and directors (the “ACTII Indemnitees”) from and against any and all suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable investigation expenses, legal expenses and attorneys’ fees (“Losses”) resulting directly from (a) any material breach of this Agreement by Amylin, (b) the marketing, packaging, testing, labeling, manufacture, use or sale of Field Products or Products or (c) the performance of research and development by or on behalf of Amylin with respect to Products, including pursuant to the Product Development Plan (except that Amylin shall not indemnify ACTII for Losses resulting from the Product Development Plan or flaws or omissions in the Product Development Plan itself) except to the extent such Losses are required to be indemnified by ACTII pursuant to Section 11.2 hereof, and except to the extent such Losses are attributable to the gross negligence or willful misconduct of any ACTII Indemnitee.”

8.
Miscellaneous Provisions.

8.1
Section 12.3 of the Agreement is hereby amended and restated in its entirety as follows:

“12.3 Notices. All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by facsimile, overnight delivery service or United States mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed to the parties as follows:

If to Amylin:
Amylin Pharmaceuticals, LLC
9360 Towne Centre Drive
San Diego, California 92121, USA
Attention: CEO

With a copy to:
AstraZeneca Pharmaceuticals LP
1800 Concord Pike
Wilmington, Delaware 19803, USA
Attention: General Counsel

If to ACTII:
Alkermes Public Limited Company
Connaught House
1 Burlington Road
Dublin 4, Ireland
Attention: President
With a copy to:
Alkermes Public Limited Company
Connaught House
1 Burlington Road
Dublin 4, Ireland
Attention: Chief Legal Officer

or to such other addresses as may from time to time be given in writing by either Party to the other pursuant to the terms hereof.”

8.2
Section 12 of the Agreement is hereby amended to include new Section 12.19 as follows:

“12.19. Performance by an Affiliate. Each Party shall always have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates (but only for so long as such entity is and remains an Affiliate of such Party), provided that each of Amylin and Alkermes shall remain responsible for the performance of obligations under this Agreement, and the compliance with the terms and conditions hereof, by its Affiliates and any act or omission by an Affiliate of a Party shall constitute an act or omission by such Party.”

9.
Release.

9.1
APIL has alleged that Amylin has performed research and development in contravention of Section 4 of the Agreement, used APIL’s materials (e.g., microspheres) outside the scope of the limitations set forth in Section 8.1 of the Agreement and used the ACTII Manufacturing Know-How outside the scope of the limitations set forth in Section 2.7 of the Tech Transfer Agreement resulting in the inventions that are exemplified, described, or claimed in the Suspension Patents. In consideration of Amylin’s grant of rights and licenses pursuant to this Third Amendment, APIL, on behalf of itself and on behalf of each of its agents, officers, shareholders, directors, employees, Affiliates, predecessors, successors, and assigns (collectively, the “APIL Releasing Parties”) hereby fully and forever releases and discharges Amylin and its agents, officers, shareholders, directors, employees, Affiliates, predecessors, successors, and assigns (collectively, the “Amylin Releasees”) from all claims, demands, damages, liabilities, obligations, causes of action and complaints, whether known or unknown, in law or equity, including costs, expenses and attorneys’ fees, arising out of, in connection with or based upon conduct occurring on or before the Third Amendment Effective Date (each a “Claim”) with respect to: (a) Amylin Releasees’ use of APIL Releasing Parties’ materials (e.g., microspheres), ACTII Patents, or ACTII Know-How (including, but not limited to, ACTII Manufacturing

Know-How) to perform research and development regarding any invention that is exemplified, described or claimed in the Suspension Patents, (b) Amylin Releasees’ use of APIL Releasing Parties’ materials to develop, manufacture, commercialize, or otherwise exploit any Product, in each case that is covered by one or more claims of the Suspension Patents, (c) Amylin Releasees’ ownership of the Suspension Patents, and (d) Amylin Releasees’ filing and prosecution of the Suspension Patents without disclosure of such to APIL (the “APIL Released Claims”).

9.2
Notwithstanding any release and discharge by the APIL Releasing Parties of the Amylin Releasees with respect to the APIL Released Claims hereunder, nothing in this Third Amendment shall be deemed to be a release or discharge by the APIL Releasing Parties of the Amylin Releasees with respect to any other Claim or a grant by APIL to Amylin of any right or license, by implication, estoppel or otherwise, to use APIL’s materials or the ACTII Manufacturing Know-How, including but not limited to any use to conduct research, development or manufacturing of any Product, other than in accordance with the terms and conditions set forth in the Agreement, as amended by this Third Amendment, and the Tech Transfer Agreement, respectively, including without limitation Sections 4 and 8.1 of the Agreement and Section 2.7 of the Tech Transfer Agreement.

10.
Acknowledgement. The Parties acknowledge that the licenses, covenants, releases and rights to be provided by either Party to the other under the Agreement, as amended by this Third Amendment constitute valuable intellectual property, trade secrets, know-how, rights and materials of such Party and that the ACTII Patents and Suspension Patents are a valuable contribution to the development of Products. The Parties acknowledge and agree that, for their mutual convenience and after considering other alternatives, the payments, covenants, releases and exchange of rights set forth in the Agreement, as amended by this Third Amendment, including Section 3 (Payments to ACTII), and the timing of and basis for the payments (including the period during which royalties are due) are an appropriate and mutually convenient method of compensation.

11.
Miscellaneous Provisions.

11.1
Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

11.2
Entire Agreement. This Third Amendment, together with the Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior understandings and agreements whether written or oral with respect to that subject. Except as expressly set forth herein, the Agreement shall remain in full force and effect. If there is any inconsistency or conflict between any provision in this Third Amendment and any provision in the Agreement, the provision in this Third Amendment shall control.

11.3
Headings. The headings and captions included herein are for convenience of reference only and shall not be used to construe this Third Amendment.

11.4
Counterparts. This Third Amendment shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signature of each of the Parties. This Third Amendment may be executed in counterparts, each of which shall be an original as against any Party whose signature appears thereon, but all of which together shall constitute but one and the same instrument. This Third Amendment may be executed and delivered by facsimile or in Adobe™ Portable Document Format (PDF) by electronic mail and upon such delivery the facsimile or PDF signature will be deemed to have the same effect as if the original signature had been delivered to the other parties hereto.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed and delivered this Third Amendment as of the Third Amendment Effective Date above.

AMYLIN PHARMACEUTICALS, LLC

/s/ Richard J. Kenny
Richard J. Kenny (Assistant Secretary)

ALKERMES PHARMA IRELAND LIMITED

/s/ Richie Paul
RICHIE PAUL (DIRECTOR)

[signature page to the third amendment to the Development and License Agreement]

Exhibit A

Suspension Patents